Exhibit 10.3
Vital Health Technologies, Inc.
Form 10-KSB
File No. 000-15243

                         PROMISSORY NOTE

$10,000                                  White Bear Lake, Minnesota
                                         August 13, 1998

FOR VALUE RECEIVED. Vital Heart Systems, Inc. ("Borrower") promises to pay Aurora Capital Management. LLC. ("Holder") at such address as may be designated from time to time by Holder, the principal sum of TEN THOUSAND ($ 10,000), with interest thereon as set forth herein, on the following terms and conditions:

1. Interest. Borrower will pay interest on the unpaid principle amount hereof at the rate of ten (10%) per annum interest pursuant to this Note shall be calculated on the basis of actual days elapsed and a 360 day calendar year, but payment of such interest shall be deferred until the end of the term of this Note.

2. Payment Schedule. Principle and interest on this Note shall be payable in a single payment of the entire principle balance and all accrued interest on August 13, 1999.

3. Prepayment. This Note may be prepaid in whole or in part at any time at the Borrower's option. All payments on this Note shall be credited first to accrued and unpaid interest hereunder and the balance to principle.

4. Bankruptcy This Note shall be immediately due and payable
(including unpaid interest accrued thereon) without demand or notice thereof upon filing of a petition by or against Borrower under the United States Bankruptcy Code.

5. Waiver. Borrower hereby waives presentment for payment, notice of nonpayment, protest, notice of protest and all other notice filing suit and diligence in collecting this Note and any requirement that Holder proceed against any collateral or any other party prior to or in order to enforce payment of this Note, and further consents to any extension, rearrangement, renewal or postponement of the time for payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration.

6. Costs of Collection. Borrower agrees to pay all costs of collection of this Note, including, but not limited to reasonable attorneys' fees and legal expenses.

7. Notices. All notices required pursuant to the terms of this Note shall be in writing and either delivered personally or sent by United States mail. If sent by mail, notice shall be deemed given the second day following its posting when deposited in the US mail, properly addressed and postage prepaid.

8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

9. Security, Interest. This Note is secured by a Security agreement of even date herewith.

10. Conversion Option. The holder of this Note has the option of converting the principle balance and accrued interest into shares of Vital Heart Systems, Inc. common stock in accordance with a separate conversion agreement.

IN WITNESS WHEREOF this Note has been executed as of the date set forth above.


/s/ John Mondati
    John Mondati


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